UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 18, 2013

Independent Bank Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Texas	001-35854	13-4219346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Redbud Boulevard, Suite 400
McKinney, TX 75069-3257
(Address of Principal Executive Offices) (Zip code)

Registrant’s telephone number, including area code:
(972) 562-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

On July 18, 2013, Independent Bank Group, Inc. (“IBG”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Collin Bank, a Texas state banking association (“Collin Bank”), pursuant to which IBGCB Acquisition Corporation, a proposed Texas corporation and wholly-owned subsidiary of IBG (“Newco”), would merge with and into Collin Bank and Collin Bank would continue as the surviving entity (the “Merger”). Subsequent to the Merger, IBG would affect the merger of Collin Bank with and into Independent Bank, a Texas state banking association and wholly-owned subsidiary of IBG, with Independent Bank continuing as the surviving bank (the “Bank Merger”).

Pursuant to the terms of the Merger Agreement, the holders of all of the issued and outstanding shares of Collin Bank common stock (the “Collin Common Stock”) would receive consideration equal to approximately $10.00 per share of Collin Common Stock, which would be payable approximately 65% in cash (the “Cash Consideration”), and approximately 35% payable in shares of the common stock of IBG (the “IBG Merger Consideration Shares”), although the aggregate number of IBG Merger Consideration Shares issued will not exceed 300,000 shares. Based on the number of shares of Collin Bank stock currently outstanding, the amount of total consideration to be paid by Independent Bank Group is currently valued at approximately $29.1 million. The number of IBG Merger Consideration Shares to be issued to the Collin Bank shareholders in the Merger will be determined at the effective time of the Merger, and will be calculated based upon the average of the daily average sale price per share of IBG common stock on the NASDAQ Global Market for the 20 consecutive trading days ending and including the third trading day preceding the closing date of the Merger Agreement. The Merger Agreement sets forth certain adjustments that would occur to the amount of the Cash Consideration in the event the total number of IBG Merger Consideration Shares would exceed 300,000 shares.

The Merger is expected to close during the fourth quarter of 2013, subject to the effectiveness of IBG’s Form S-4 Registration Statement with the Securities and Exchange Commission, the receipt of regulatory approvals, approval of Collin Bank’s shareholders, and the satisfaction of other customary closing conditions. The Merger has been approved by the Boards of Directors of IBG and Collin Bank.

Item 8.01    Other Events

IBG’s press release, dated July 19, 2013, announcing the proposed transaction disclosed herein is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)    Exhibits.

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

Notes

Additional Information About the Proposed Merger and Where to Find It

IBG will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 that will include a proxy statement/prospectus. Interested Persons will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about IBG and Collin Bank, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). When available, copies of the proxy statement/prospectus and other filings with the Securities and Exchange Commission can also be obtained, without charge, by requesting them from IBG by telephone at (972) 562-9004. You may also obtain documents filed with the SEC by IBG free of charge by requesting them in writing from Independent Bank Group, Inc., 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069.

Special Note Regarding the Merger Agreement

The Merger Agreement contains customary representations, warranties, covenants and other terms, provisions and conditions that IBG and Collin Bank made to each other as of specific dates. The assertions embodied in those terms, provisions and conditions were made solely for purposes of the Merger Agreement, and may be subject to important qualifications and limitations agreed to by parties to the Merger Agreement in connection with negotiating the terms contained therein. Moreover, the parties to the Merger Agreement may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders of IBG or Collin Bank or may have been used for the purpose of allocating risk between IBG, together with its direct and indirect subsidiaries, and Collin Bank rather than for the purpose of establishing matters as facts. For the foregoing reasons, no one should rely on such representations, warranties, covenants or other terms, provisions or conditions as statements of factual information regarding IBG or Collin Bank at the time they were made or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2013.
INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
Name:	David R. Brooks
Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX
Exhibit No.                    Description

99.1*        Press Release dated July 19, 2013.*
_______
*    Filed herewith.